UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 2, 2007

STAAR Surgical Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-11634	95-3797439
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1911 Walker Ave, Monrovia, California		91016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	626-303-7902

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On April 2, 2007, the Compensation Committee of the Board of Directors of STAAR Surgical Company approved additional compensation to be paid to certain of STAAR's "Named Executive Officers" (as defined in Item 402(a)(3) of Regulation S-K).

David Bailey, President and Chief Executive Officer of STAAR, will receive a 5% increase in base salary effective as of April 2, 2007, resulting in annual base salary of $420,630, a cash bonus of $80,000 and options to purchase 75,000 shares of common stock.

Deborah Andrews, Vice President and Chief Financial Officer of STAAR, will receive an 11% increase in base salary effective as of April 2, 2007, resulting in annual base salary of $250,000, a cash bonus of $50,000 and options to purchase 40,000 shares of common stock.

Nicholas Curtis, Senior Vice President, Sales, will receive a cash bonus in the amount of $23,288.

STAAR granted all of the options described above pursuant to its 2003 Omnibus Equity Incentive Plan, with the following terms: the options have an exercise price of $5.39 per share (the closing price of STAAR’s common stock on the Nasdaq Global Market on the date of grant), will vest in three equal annual installments beginning on the first anniversary of the grant date, and will expire on the tenth anniversary of the grant date.

Item 8.01 Other Events.

On April 2, 2007, the Board of Directors of STAAR Surgical Company amended the charter of its Audit Committee in accordance with the recommendations of the Audit Committee. The revised charter is attached to this report as Exhibit 99.1 and is incorporated herein by this reference.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAAR Surgical Company

April 6, 2007	By:	/s/ Deborah Andrews

Name: Deborah Andrews
Title: Vice President and Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Charter of the Audit Committee of the Board of Directors